Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
          THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Patricia Walicke (“Executive”) and OXiGENE, Inc. (“Employer”), and inures to the benefit of each of Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns and of Executive’s heirs and assigns.
RECITALS
     A. Executive was employed by Employer as its Vice President and Chief Medical Officer (“CMO”) as of July 31, 2007, pursuant to an Employment Agreement dated July 27, 2007, a copy of which is attached as Exhibit A (referred to herein as the “Employment Agreement”).
     B. Executive’s employment was terminated, effective April 29, 2009 (the “Separation Date”).
     C. Section 6.2(b)-(e) of the Employment Agreement provides that Executive receive certain compensation upon the effective date of her separation. That compensation, if earned, was paid to Executive by Employer on the Separation Date, and is not conditioned upon Executive’s execution of this Agreement. In addition, in consideration for the release granted by Executive herein, Employer wishes to provide, and Executive desires to receive, the consideration set forth in this Agreement.
     D. Executive and Employer (collectively, the “Parties”) wish permanently to resolve any and all actual and/or potential disputes between them, including disputes arising out of Executive’s employment with Employer or the cessation of that employment.
          NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:
     1. No Admission of Liability. The Parties agree that neither this Agreement, nor performance of the acts required by it, constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any Party and/or by any Party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
     2. Separation Benefit. In consideration of the releases granted by Executive herein, Employer agrees to provide Executive with the following (collectively, the “Separation Benefit”): (a) severance in the amount of three hundred thousand dollars ($300,000.00), payable over one year in 26 equal installments on Employer’s normal paydays, beginning on the first payday after the Effective Date of this Agreement, which payments will be made through Employer’s normal payroll administrator; and (b) direct payment to the insurance carrier for any premiums paid by Executive to continue group health coverage for herself and her dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), after the Effective Date and through the earlier of April 30, 2010, or the date on which Executive becomes eligible for medical and dental coverage with another employer. Executive acknowledges and agrees that she is not otherwise entitled to the Separation Benefit. Executive may also elect to obtain COBRA coverage through Employer after the cessation of the Severance Benefit described herein, up to the statutory limit of coverage, but Executive shall be solely responsible for the payment of associated premiums after the Separation Benefit ceases.
     3. Wages and Vacation Time Paid. Executive acknowledges that, as of the Separation Date, she has been paid all wages by Employer, including pay for any unused vacation accrued through the Separation Date, and that such receipt was not conditioned upon the execution of this Agreement.
     4. Protection of Confidential Information; Return of Property. Executive acknowledges that during the course of her employment, she had ongoing access and exposure to, and obtained knowledge of, Confidential Information belonging to Employer. For purposes of this Agreement, “Confidential Information” is defined as set forth in Section 1 of the Confidentiality, Noncompetition and Intellectual Property Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit B to the Employment Agreement. Executive warrants that she will not use, or disclose to any person, at any time, any Confidential Information, and that she will comply with the confidentiality obligations in Section 1 of the Confidentiality Agreement, which obligations extend beyond the Separation Date (as provided by the Confidentiality Agreement). By signing this Agreement, Executive represents and warrants that she has returned to Employer any and all items of property belonging to the Employer, including but not limited to Confidential Information, computer equipment, books, articles and the like. Executive understands that this Section 4 is a material inducement for Employer to enter into this Agreement; therefore, if the representations and warranties made by Executive in this Section 4 are false, or if Executive does not abide by the covenants in the Confidentiality Agreement, then Executive will have materially breached this Agreement and/or fraudulently induced Executive to execute it, and Employer will be entitled to recover the Separation Benefit, in addition to seeking any other damages or equitable relief available to it.
     5. Post-Employment Non-Solicitation and Non-Interference Obligations. Executive understands and acknowledges that she is subject to certain non-solicitation obligations, set forth in Section 2 of the Confidentiality Agreement, and agrees that she will comply with said obligations, to the fullest extent allowable by state and federal law. Executive further agrees that following the Separation Date, she shall not, directly or indirectly, interfere with Employer’s business by: (i) revealing any Confidential Information; (ii) soliciting, causing to be solicited, or knowingly accepting the disclosure of any Confidential Information for any purpose whatsoever or for any other party; or (iii) disrupting or seeking to disrupt in any manner, directly or indirectly, any contractual relationship she knows to exist between Employer and any customer, supplier, partner or other entity. Executive further agrees that she shall not, directly or indirectly, for a period of one (1) year following the Separation Date, interfere with Employer’s business by (i) inducing or attempting to induce any employee of Employer to end his or her employment; (ii) inducing or attempting to induce a consultant, independent contractor, licensee or other third party to sever any relationship with Employer; or (iii) assisting any other person, firm or entity in the solicitation of any such executive, consultant, independent contractor, licensee or third party.
     6. Non-Disparagement. Executive agrees not to disparage Employer, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and Employer agrees to take reasonable steps to ensure that none of its officers and/or directors disparage Executive, and to notify the officers and/or directors of Symphony ViDA, Inc. that they should not disparage Executive, in any manner likely to be harmful to her business or personal reputation; provided that each Party may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     7. Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Separation Benefit, and subject to the exceptions listed in Sections 8(i)-(vii) below, Executive on her own individual behalf and on behalf of her heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.
     8. Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, she is waiving and releasing any and all rights or remedies she may have had or now has to pursue against Employer or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including, without limitation, stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act, (iii) claims arising out of the breach of this Agreement, (iv) claims under any disability policy under which Executive was covered on or prior to the Separation Date, (v) claims under any clinical trial insurance policy under which Executive was covered on or prior to the Separation Date, (vi) claims of indemnification under any applicable state corporate law, Employer agreement or Employer insurance policy under which Executive was covered prior to the Separation Date, and (vii) any other claims, the release of which are otherwise prohibited by law. Executive expressly acknowledges that Employer would not enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).
     9. Waiver of Unknown Claims. Executive expressly waives any and all statutory and/or common law rights she may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.”
Executive expressly agrees and understands that the general releases given by her pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against the Employer.
     10. Employer’s Release. Employer, on its behalf and on behalf its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, fully and forever releases and discharges Executive, her heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment, provided that Employer does not release claims (if any) arising out of Executive’s gross negligence or willful misconduct. Employer represents that at the time of execution of this Agreement, Employer is aware of no conduct on the part of Executive, in connection with her employment, that would support a claim of gross negligence or willful misconduct.
     11. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:
          (a) Executive acknowledges that she has read and understands the terms of this Agreement.
          (b) Executive acknowledges that she has been advised to consult with independent counsel regarding this Agreement, and that she has received all counsel necessary to willingly and knowingly enter into this Agreement.

          (c) Executive acknowledges that she has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Executive does not present an executed copy of this Agreement to Employer’s Chief Financial Officer on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.
          (d) For seven (7) days following the execution of this Agreement (should she elect to execute it), Executive may revoke this Agreement by delivering a written revocation to Employer’s Chief Financial Officer. This Agreement shall not become effective until the eighth (8th) day after Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, she shall not receive the Separation Benefit described herein.
     12. Severability. The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     13. Integrated Agreement. The Parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein. The Parties acknowledge that this Agreement (together with Exhibits A and B and their attachments) contains the entire agreement between the Parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the Parties’ intent.
     14. Taxes. Executive assumes full responsibility for any and all taxes, interest and/or penalties, if any, that may ultimately be assessed upon the Separation Benefit hereunder, and acknowledges that the benefits listed in Section 3 shall be subject to applicable income and employment tax withholdings.
     15. Voluntary Execution. The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
     16. Waiver, Amendment and Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     17. Choice of Law and Venue. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach, may be commenced in a court of competent jurisdiction either in Massachusetts or in California.
     18. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor to the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.
     19. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Dated: June 9, 2009	/s/ Patricia Walicke
Patricia Walicke

OXiGENE, Inc.
Dated: June 10, 2009	/s/ John A. Kollins
By: John A. Kollins
Chief Executive Officer